                                                        EXHIBIT 12.1


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                    MARCH 16,
                                                     1993                                                   NINE
                                                    THROUGH                                             MONTHS ENDED
                                                    JUNE 30,                                              MARCH 31,
                                                     1993      1994      1995      1996      1997      1997      1998

Combined consolidated income before income taxes     7,555    20,221    34,182    72,542    80,253    58,188    62,279
Minority interest                                    3,083     8,291    23,223    16,628        --        --        --
Interest expense                                    10,462    26,266    21,741    17,411    27,602    19,290    27,122
Amortization of debt costs                              98       593       549       650     1,089       821       736
Interest portion of rental expense                     198       284       342       426       553       387       906

Earnings                                            21,396    55,655    80,037   107,657   109,497    78,686    91,043

Interest expense                                    10,462    26,266    21,741    17,411    27,602    19,290    27,122
Amortization of debt costs                              98       593       549       650     1,089       821       736
Interest portion of rental expense                     198       284       342       426       553       387       906

Fixed Charges                                       10,758    27,143    22,632    18,487    29,244    20,498    28,764

Ratio of Earnings to Fixed Charges                    1.99      2.05      3.54      5,82      3.74      3,84      3.17
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